Exhibit 8.1

[Letterhead of Paul, Weiss, Rifkind, Wharton & Garrison LLP]

(212) 373-3000

(212) 757-3990

June 9, 2022

Garrett Motion, Inc.

La Pièce 16

Rolle, Switzerland 1180

Ladies and Gentlemen:

We have acted as United States federal income tax counsel for Garrett Motion Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing of a Post-Effective Amendment No. 1 to the registration statement on Form S-1 (File No. 333-256659), as amended (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement registers (i) 37,680,203 shares of common stock, par value $0.001 per share (the “Common Stock”), (ii) 219,552,835 shares of Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), and (iii) 219,552,835 shares of Common Stock issuable upon conversion of Series A Preferred Stock.

The opinion set forth below is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any change in law or the facts regarding the initial public offering, or any inaccuracy in the facts or assumptions on which we relied, could affect the continuing validity of the opinion set forth below. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. The opinion set forth herein has no binding effect on the United States Internal Revenue Service (“IRS”) or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein and in the Registration Statement, the discussion set forth under the caption “Certain U.S. Federal Tax Considerations” in the Registration Statement, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences generally applicable to the acquisition, ownership and disposition of the Common Stock and Series A Preferred Stock.

We are furnishing this letter in our capacity as United States federal income tax counsel to the Company.

We hereby consent to use of this opinion as an exhibit to the Registration Statement, to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement and to the discussion of this opinion in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP